EXHIBIT 99.1

OSG

OVERSEAS SHIPHOLDING GROUP, INC.	PRESS RELEASE

FOR IMMEDIATE RELEASE

OVERSEAS SHIPHOLDING GROUP REPORTS

FOURTH QUARTER AND FISCAL 2008 RESULTS

HIGHLIGHTS

•	Full year 2008 TCE revenues[1] of $1,545 million increased 49% year-over-year, the highest TCE revenues recorded in the Company’s history
•	Full year 2008 net income was $317.7 million or $10.65 per diluted share, compared with $211.3 million, or $6.16 per share in the same period of 2007
•

Fiscal 2008 net income and diluted EPS were reduced by a goodwill impairment charge on the Company’s U.S. Flag unit and asset write-down charges of $168.0 million or $5.04 per diluted share, on four ATBs under construction at Bender Shipbuilding & Repair Co., Inc. (Bender), among other items

•	Fourth quarter TCE revenues of $348.7 million were up 39% from $251.8 million quarter-over-quarter
•	Fourth quarter net loss, including special items, was $79.5 million, or $2.89 per diluted share compared with net income of $21.0 million, or $0.67 per diluted share in the same period of 2007
•	Regular quarterly dividend of $0.4375 per share announced February 11, 2009
•	1.6 million shares repurchased during the quarter at an average price of $36.26 per share

New York – March 2, 2009 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the fourth quarter and fiscal year ended December 31, 2008.

For the fiscal year ended December 31, 2008, the Company reported time charter equivalent (TCE) revenues of $1,545 million, a $506 million or 49% increase over $1,039 million in 2007, the highest TCE revenues recorded in the Company’s history. Year-over-year growth in TCE revenues was principally due to an additional 4,090 revenue days and a significant increase in daily TCE rates earned by the Company’s crude oil tankers. Year-over-year spot charter rates for VLCCs increased more than 110% to $92,351 per day and Aframaxes increased by 47% to $44,374 per day. Net income for the fiscal year 2008 increased 50% to $317.7 million, or $10.65 per diluted share, compared with $211.3 million, or $6.16 per diluted share, a year ago. Fiscal year 2008 earnings included special items that reduced net income by $131.2 million, or $3.18 per share (see discussion later in this release). In 2007, gains on vessel sales and sale of securities added $48.3 million, or $0.99 per diluted share to net income. Period-over-period diluted EPS benefited from the Company’s repurchase of 14.4% of total shares outstanding since December 31, 2007.

The Company reported a net loss in the fourth quarter of 2008 of $79.5 million, or $2.89 per diluted share, compared with net income of $21.0 million or $0.67 per diluted share, for the same period a year ago. Results for the fourth quarter of 2008 were negatively impacted by noncash goodwill and asset impairment charges associated with the Company’s U.S. Flag unit and other items that reduced net income by $170.6 million, or $5.42 per share.

Morten Arntzen, President and CEO said, "OSG had strong financial performance in the crude and products units in 2008, along with the best commercial and technical fleet performance since I joined the Company five years ago. The extraordinary volatility and unpredictability of the year reinforced our long-held view that balanced growth, active asset management, strong in-house technical and commercial management capabilities, and a tenacious focus on the balance sheet are critical to long-term success. As we face headwinds in the coming year, cash flow visibility, financial flexibility, an undiminished commitment to quality and broad cost management efforts will further differentiate OSG from our peers.”

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1  See Appendix 1 for a reconciliation of TCE revenues to shipping revenues and EBITDA to net income.

Regarding the ATB newbuild program, Mr. Arntzen stated, "The problems associated with our U.S. Flag unit are extremely disappointing. It is evident that Bender cannot meet the terms of its contracts to deliver the vessels. We are taking decisive actions to manage the situation and are working on an agreement that will enable us to complete two of the ATB units and two tugs at alternative yards in order to meet our customer commitments without interruption."

Noncash charges in the fourth quarter 2008 associated with the Company’s U.S. Flag unit, aggregating $176.8 million, or $5.66 per share, included:

•	$105.1 million, or $3.18 per share, related to write-downs associated with the nondelivery of four ATBs
•	$62.9 million, or $2.28 per share, related to goodwill impairment
•	$8.8 million, or $0.20 per share, related to additional write-downs associated with two older U.S. Flag vessels, the M300 and Integrity, assets held for sale since September 30, 2008

Other items impacting reported results in the fourth quarter 2008, aggregating $6.1 million, or $0.23 per share, included:

•	$8.3 million positive change, or $0.30 per share, in the mark-to-market balance of unrealized freight derivative positions
•	$2.2 million loss, or $0.07 per share, on vessel sales and sale of securities

Supplemental information detailing specific items affecting net income, as indicated above, for the fourth quarters and fiscal years 2008 and 2007 is available in the Investor Relations Webcasts and Presentations section of www.osg.com.

TCE revenues for the fourth quarter ended December 31, 2008 were $348.7 million, a $96.9 million, or 39% increase from $251.8 million for the same period of 2007. The growth in TCE revenues reflects an increase in spot charter rates across the Company’s International Flag crude tanker and product carrier vessel classes. In addition, there were 1,240 more revenue days in the quarter compared with the same period a year ago.

TCE revenues in the fourth quarter of 2008 for the International Crude Oil segment were $204.4 million, an increase of $69.6 million, or 52%, from $134.8 million in the same period of 2007. The increase was principally due to significant increases in average rates earned by VLCCs and Aframaxes. Quarter-over-quarter spot charter rates for VLCCs increased 60% to $56,559 per day and Aframaxes increased by 38% to $34,062 per day. In addition, the Company’s expansion into Suezmaxes late in 2007 added more than $11.0 million to the segment’s TCE revenues in the fourth quarter. TCE revenues for the International Product Carrier segment were $79.5 million, up $20.1 million, or 34%, from $59.4 million in the year earlier period. The growth was principally attributable to an increase in spot rates earned by both LR1s and MRs and an increase in revenue days. TCE revenues from the U.S. segment were $62.8 million, an increase of 24% from $50.6 million in the same quarter a year earlier, principally due to the addition of three vessels since September 2007.

Income from vessel operations, excluding noncash vessel impairment and goodwill charges, was $56.0 million in the fourth quarter of 2008, a 93% increase from $29.1 million in the same period a year earlier. During the period, total operating expenses, excluding the impairment charges, increased 36%, or $89.4 million, to $337.1 million from $247.7 million in the corresponding quarter in 2007. Voyage expenses increased by $19.3 million, principally due to higher fuel expenses. Vessel expenses increased $16.9 million quarter-over-quarter primarily due to an increase of 411 operating days for owned and bareboat chartered-in vessels, and higher crew costs, damage repairs and insurance premiums and a $6.7 million increase in costs incurred on seven tankers under fixed rate management agreements for DHT Maritime, Inc. These management agreements were renewed in January 2009 on market terms, which will eliminate the subsidy under the fixed rate management agreement. Charter hire expense increased 68% to $120.5 million from $71.9 million in the fourth quarter of 2007 principally due to 10 additional ships being chartered-in during the comparable period. In addition, profit share, a component of charter hire expense, more than tripled to $12.8 million in the fourth quarter of 2008 from the same period a year earlier due to significantly higher TCE rates achieved for VLCCs and Aframaxes. Depreciation and amortization expense of $47.8 million in the fourth quarter of 2008 reflects the impact of an increase in estimated salvage value of the Company’s owned fleet effective January 1, 2008. This change in estimate reduced depreciation by approximately $2.7 million per quarter commencing in the first quarter of 2008. A tax benefit in the fourth quarter of $32.2 million reflects the carryback of 2008 tax losses against nonshipping income of the Company’s foreign subsidiaries generated in 2007. In addition, the vessel write-downs recorded in the fourth quarter of 2008 gave rise to the reversal of previously established deferred tax liabilities.

Asset Write-down – During the fourth quarter of 2008 and in early 2009, repeated delivery delays caused concerns that Bender Shipbuilding & Repair Co., Inc. (Bender) would not be able to complete six ATBs and two tug boats within contract terms, due to Bender’s lack of performance under such agreements, its lack of liquidity and poor financial condition. In early 2009, OSG began negotiations with Bender to end construction agreements covering the eight units associated with the Company’s U.S. Flag expansion plans. The Company intends to complete two of the six ATBs and two tug boats at alternative shipyards.

OSG continues to pursue negotiations with Bender regarding termination of its contracts. There is no assurance that OSG and Bender will reach an agreement on the termination of their existing contracts and the transfer of the vessels to OSG in their current state of completion or that Bender’s liquidity and financial condition will not significantly worsen.

The Company reviewed the six ATBs and two tug boats for impairment based upon the information that was known to it as of December 31, 2008. Accordingly, OSG recorded impairment charges aggregating $105.1 million in the fourth quarter of 2008 related to four of such ATBs. Based on accounting rules that provide guidance with respect to contract terminations and the impairment of long-lived assets such as the ATBs, the Company expects to record additional impairment charges and contract termination costs against earnings in the first quarter of 2009 of between $20 million and $35 million. Should these matters not be resolved to OSG’s satisfaction, OSG may have to take an additional impairment charge. The book value of the two remaining ATBs and the two tugs was $265 million at December 31, 2008.

Goodwill Impairment – In the fourth quarter, the economic downturn resulted in a number of market-related events that are expected to negatively impact the Company’s U.S. Flag operations in the near and medium-term. Lower demand for refined petroleum products in North America has resulted in a number of major refining companies reducing capital expenditures and deferring or eliminating projects that would have increased refining capacity throughout the Gulf of Mexico, thereby decreasing future volumes of clean products that had been forecast to move on Jones Act tankers. As a result, and because of the reduction in OSG’s U.S. Flag newbuilding program, the Company reduced its estimates of future cash flows to measure fair value and accordingly, recorded an impairment charge of $62.9 million, representing the entire value of goodwill related to the U.S. Flag segment.

Settlement with American Shipping Company ( OSG and American Shipping Company ASA (formerly known as Aker American Shipping ASA) (Oslo: AMSC) have agreed to stop temporarily the arbitration previously disclosed in the Company’s filings with the Securities and Exchange Commission and have signed a Nonbinding Agreement in principle to settle all of their outstanding commercial disagreements, including the arbitration.  The Nonbinding Agreement provides for the dismissal with prejudice of all the claims in the arbitration and contains a number of provisions materially altering the prior agreements between the parties.  There is no assurance that AMSC and OSG will enter into the definitive agreements on these terms or on any terms.

FINANCIAL HIGHLIGHTS, LIQUIDITY AND KEY METRICS

Liquidity and Credit Metrics ( At December 31, 2008, stockholders’ equity was approximately $1.7 billion and liquidity, including undrawn bank facilities, was $1.5 billion. Total debt as of December 31, 2008 was $1.42 billion, down $142 million from December 31, 2007. Liquidity-adjusted debt to capital2 was 36.8% as of December 31, 2008, a slight increase from 32.6% as of December 31, 2007. OSG’s disciplined financial strategy, its balance sheet strength and superior financial condition has enabled it to be a predominantly unsecured borrower with only 28% of net book value of vessels pledged as collateral. In 2006 OSG obtained commitments from a group of major banks to provide a $1.8 billion seven-year unsecured credit line and as of December 31, 2008, had $1,051 million available in borrowing capacity under that facility. In November 2007, OSG America L.P. obtained commitments from a group of banks to provide a $200 million five-year secured credit facility and as of December 31, 2008, $155 million was available in borrowing capacity. Principal debt repayment obligations are less than $35 million per annum through 2011.

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2  Liquidity-adjusted debt is defined as long-term debt reduced by cash and the Capital Construction Fund.

Fixed Revenue ( Aggregate future revenues associated with noncancelable term charters as of December 31, 2008 totaled $1.5 billion, down from $1.8 billion at fiscal year ended 2007. Fiscal year 2009 fixed revenue totals $362 million and comprises of $331 million of time charter revenues and $31 million from time charters entered into by certain of the Company’s commercial pools. OSG’s share of future revenues from term contracts related to its Gas segment and the Floating Storage Offloading (FSO) project aggregate approximately $1.8 billion, and in 2009, are expected to result in approximately $77 million, recognized in affiliated companies accounted for by the equity method. The Company’s level of fixed revenue positions it well to meet lease, debt, capital and other commitments from cash generated from operations and announced asset sales in 2009.

Share Repurchase Program ( From October 1, 2008 through December 31, 2008, OSG repurchased 1,622,300 shares at an average purchase price of $36.26 per share. The current $250 million program, announced June 9, 2008, has a total of $37.2 million remaining. Since authorizing a share repurchase program on June 9, 2006, OSG has repurchased 13.1 million shares, or 33% of total shares outstanding, at a total cost of approximately $826.5 million.

$500 Million Credit Facility – On October 15, 2008, OSG and Euronav NV (EURONEXT: EURN) jointly announced a $500 million senior secured term loan owned equally by Euronav and OSG and the conversion of two ULCCs, the TI Asia and the TI Africa, into FSO service vessels. Once converted, the vessels will commence eight-year charters with Maersk Oil Qatar in July and September 2009, respectively. Conversion costs for the two vessels are approximately $160 million each. On January 27, 2009, the joint venture borrowed $50 million in connection with the purchase of the TI Africa and distributed such amount to OSG. The sale of the TI Africa into the joint venture generated a gain on vessel sale of approximately $52 million in the first quarter of 2009. OSG holds a 50% interest in the joint venture, which owns the TI Asia and the TI Africa.

QUARTERLY EVENTS AND OTHER ACTIVITIES

Crude Oil Tankers

OSG redelivered two 2008-built Aframaxes, the Wind, on January 9, and Peak, on January 29. The time chartered-in vessels were sold by the owner to a third party and OSG consented to the termination of the charter-in contracts. The contract termination reduced the Company’s minimum time charter-in commitments by approximately $25 million.

On November 26, 2008, OSG exercised one-year extension options on the Overseas Chris, Overseas Ann, Overseas Regal, Overseas Cathy and Overseas Sophie, and 18-month extension options on the Overseas Rebecca and Overseas Ania. All seven VLCC and Aframaxes are chartered in from DHT Maritime, Inc. (NYSE: DHT).

Product Carriers

On November 20, 2008, OSG signed an agreement to time charter-in a newbuild chemical carrier. The vessel, a 19,900 dwt chemical carrier, will have IMO II classification and will be capable of transporting a broad range of organic and inorganic chemicals. The vessel will be constructed at Fukuoka Shipbuilding in Japan and is expected to deliver in the third quarter of 2011.

On December 12, 2008, Ya-Sa Shipping Industry and Trading S.A., a privately held shipping company based in Istanbul, Turkey, joined the Clean Products International (CPI) pool as an associate member contributing two newbuild vessels that delivered in January 2009. The additions bring CPI to 12 operating vessels that concentrate on trading in South America.

U.S. Fleet

Vessel Delivery ( On February 19, 2009, OSG took delivery of the Overseas Boston, a 46,815 dwt U.S. Flag Jones Act Product Carrier. The vessel is bareboat chartered-in for five years and the Company has extension options for the life of the vessel. The vessel has been chartered-out to Tesoro for three years.

Previously Announced Fleet Activity

Fourth quarter 2008 and first quarter 2009 fleet activity that has been previously announced, including vessel deliveries, asset sales, sale/leaseback transactions and redeliveries, is summarized in the table below.

Vessel Type	Vessel Name	Trade	Delivery Date	Sale Date	Other	Ownership Profile
ULCC	TI Africa	Crude			1/14/2009 (a)
VLCC	Overseas Donna	Crude		1/8/2009
Suezmax	Hull H1022 (TBN) Profit	Crude			Charter-in commitment cancelled
Suezmax	Hull H1023 (TBN) Pipe	Crude			Charter-in commitment cancelled
Aframax	Overseas Acadia	Crude	10/8/2008		Sold and leased back	TC-in 9/2018
Aframax	Overseas Everglades	Crude	12/16/2008		Sold and leased back	BB-in 12/2020
Aframax	Overseas Palawan	Products	11/7/2008		Sold and leased back	BB-in 11/2020
Aframax	Overseas Yellowstone	Crude	1/4/2009			Owned
Handysize	Blue Emerald	Products	1/20/2009			TC-in 1/2012
Handysize	Overseas Delphina	Products			Redelivered 1/5/2009
Handysize	Overseas Vega	Products			Redelivered 1/9/2009

TC = time charter; BB = bareboat charter; (a) Undergoing conversion to FSO and scheduled to re-enter the fleet in September 2009.

SPOT AND FIXED TCE RATES ACHIEVED AND REVENUE DAYS

The following tables provide a breakdown of TCE rates achieved for the three months and fiscal year ended December 31, 2008 and 2007 for the International Crude Oil and Product Carrier segments between spot and fixed charter rates and the related revenue days. The Company has entered into FFAs and related bunker swaps as hedges for reducing the volatility of earnings from operating the Company’s VLCCs and Aframaxes in the spot market. These derivative instruments seek to create synthetic time charters. The impact of these derivatives, which qualify for hedge accounting treatment under FAS 133, are reported together with time charters entered in the physical market under “Fixed Earnings.” The information in these tables is based in part on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

Revenue days in the quarter ended December 31, 2008 totaled 10,527 compared with 9,287 in the same period a year earlier. The increase principally reflects the addition of 11 vessels since September 30, 2007. A detailed fleet list by vessel class can be found in Fleet Information later in this press release.

	Three Months Ended Dec. 31, 2008			Three Months Ended Dec. 31, 2007
	Spot Earnings	Fixed Earnings	Total	Spot Earnings	Fixed Earnings	Total
Business Unit – Crude Oil
VLCC[1]
Average TCE Rate	$56,559	$56,171		$35,165	$ 45,344
Number of Revenue Days	945	525	1,470	1,289	193	1,482
Suezmax
Average TCE Rate	$46,574	$ —		$38,310	$ —
Number of Revenue Days	237	—	237	27	—	27
Aframax
Average TCE Rate	$34,062	$34,857		$24,701	$27,036
Number of Revenue Days	879	424	1,303	797	335	1,132
Aframax – Lightering
Average TCE Rate	$31,151	$ —		$28,025	$ —
Number of Revenue Days	933	—	933	563	—	563
Panamax[2]
Average TCE Rate	$36,445	$26,417		$29,780	$27,194
Number of Revenue Days	639	416	1,055	546	460	1,006
Other Crude Oil Revenue Days	183	—	183	184	—	184
Total Crude Oil Revenue Days	3,816	1,365	5,181	3,406	988	4,394
Business Unit – Refined Petroleum Products
Panamax (LR1)
Average TCE Rate	$44,795	$18,781		$29,959	$19,068
Number of Revenue Days	237	184	421	184	184	368
Handysize (MR)
Average TCE Rate	$25,559	$19,997		$20,968	$18,665
Number of Revenue Days	1,138	1,866	3,004	726	2,063	2,789
Total Refined Pet. Products Rev. Days	1,375	2,050	3,425	910	2,247	3,157
Business Unit – U.S. Flag
Number of Revenue Days	863	966	1,829	670	837	1,507
Other – Number of Revenue Days	—	92	92	—	229	229
Total Revenue Days	6,054	4,473	10,527	4,986	4,301	9,287

1Excludes ULCCs. The revenue days for the ULCCs are included in Other Crude Oil.

2Includes one vessel performing a bareboat charter-out during the three months ended December 31, 2008 and 2007.

	Year Ended Dec. 31, 2008			Year Ended Dec. 31, 2007
	Spot Earnings	Fixed Earnings	Total	Spot Earnings	Fixed Earnings	Total
Business Unit – Crude Oil
VLCC[1]
Average TCE Rate	$92,351	$73,632		$43,179	$44,887
Number of Revenue Days	4,044	1,795	5,839	5,497	193	5,690
Suezmax
Average TCE Rate	$49,550	$ —		$38,324	$ —
Number of Revenue Days	772	—	772	27	—	27
Aframax
Average TCE Rate	$44,374	$31,765		$30,263	$30,516
Number of Revenue Days	3,390	1,452	4,842	3,197	1,524	4,721
Aframax – Lightering
Average TCE Rate	$31,354	$ —		$29,595	$ —
Number of Revenue Days	2,846	—	2,846	1,646	—	1,646
Panamax[2]
Average TCE Rate	$36,311	$26,687		$32,268	$26,076
Number of Revenue Days	2,387	1,778	4,165	1,795	1,982	3,777
Other Crude Oil Revenue Days	703	—	703	711	—	711
Total Crude Oil Revenue Days	14,142	5,025	19,167	12,873	3,699	16,572
Business Unit – Refined Petroleum Products
Panamax (LR1)
Average TCE Rate	$39,189	$18,653		$28,352	$19,471
Number of Revenue Days	785	730	1,515	316	730	1,046
Handysize (MR)
Average TCE Rate	$26,718	$19,851		$28,167	$18,761
Number of Revenue Days	4,025	7,534	11,559	2,775	8,082	10,857
Total Refined Pet. Products Rev. Days	4,810	8,264	13,074	3,091	8,812	11,903
Business Unit – U.S. Flag
Number of Revenue Days	2,920	3,757	6,677	2,768	3,603	6,371
Other – Number of Revenue Days	—	791	791	—	773	773
Total Revenue Days	21,872	17,837	39,709	18,732	16,887	35,619

1Excludes ULCCs. The revenue days for the ULCCs are included in Other Crude Oil.

2Includes one vessel performing a bareboat charter-out during the years ended December 31, 2008 and 2007.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share amounts)	Three Months Ended		Fiscal Year Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Shipping Revenues:
Pool revenues	$179,045	$116,823	$906,291	$500,300
Time and bareboat charter revenues	91,066	91,045	366,629	361,431
Voyage charter revenues	123,014	68,975	431,777	267,574
	393,125	276,843	1,704,697	1,129,305
Operating Expenses:
Voyage expenses	44,422	25,087	159,312	90,094
Vessel expenses	84,504	67,566	314,553	267,947
Charter hire expenses	120,498	71,882	429,808	258,116
Depreciation and amortization	47,821	50,374	189,163	185,499
General and administrative	39,839	32,831	144,063	127,211
Goodwill impairment charge	62,874	-	62,874	-
Loss on write-down of vessels, net of (gain) on disposal	114,946	106	59,738	(7,134)
Total Operating Expenses	514,904	247,846	1,359,511	921,733
Income/(Loss) from Vessel Operations	(121,779)	28,997	345,186	207,572
Equity in Income of Affiliated Companies	3,341	1,602	12,292	8,876
Operating Income/(Loss)	(118,438)	30,599	357,478	216,448
Other Income/(Expense)	4,097	8,999	(28,847)	75,434
	(114,341)	39,598	328,631	291,882
Interest Expense	(9,600)	(21,186)	(57,449)	(74,696)
Income/(Loss) before Minority Interest and Income Taxes	(123,941)	18,412	271,182	217,186
Minority Interest	12,234	(1,049)	12,479	(1,049)
Credit/(Provision) for Income Taxes	32,162	3,674	34,004	(4,827)
Net Income/(Loss)	($79,545)	$21,037	$317,665	$211,310

Weighted Average Number of Common Shares Outstanding:
Basic	27,517,038	31,152,356	29,648,230	34,135,672
Diluted	27,539,053	31,349,280	29,814,221	34,326,741
Per Share Amounts:
Basic net income	($2.89)	$0.68	$10.71	$6.19
Diluted net income	($2.89)	$0.67	$10.65	$6.16
Cash dividends declared	--	--	$1.50	$1.125

TCE REVENUE BY SEGMENT

The following table reflects TCE revenues generated by the Company’s three reportable segments for the three months and fiscal year ended December 31, 2008 and 2007 and excludes the Company’s proportionate share of TCE revenues of affiliated companies. See Appendix 1 for reconciliations of time charter equivalent revenues to shipping revenues.

	Three Months Ended Dec. 31,				Fiscal Year Ended Dec. 31,
($ in thousands)	2008	% of Total	2007	% of Total	2008	% of Total	2007	% of Total
International Flag
Crude Tankers	$204,423	58.6	$134,811	53.6	$1,003,331	64.9	$569,264	54.8
Product Carriers	79,539	22.8	59,402	23.6	298,132	19.3	243,451	23.4
Other	1,978	0.6	6,932	2.8	22,102	1.4	23,676	2.3
U.S.	62,763	18.0	50,611	20.0	221,820	14.4	202,820	19.5
Total TCE Revenues	$348,703	100.0	$251,756	100.0	$1,545,385	100.0	$1,039,211	100.0

INCOME FROM VESSEL OPERATIONS BY SEGMENT

The following table reflects income from vessel operations for the three months and fiscal year ended December 31, 2008 and 2007 accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses, vessel and goodwill impairment charges, gain on disposal of vessels and the Company’s share of income from affiliated companies.

	Three Months Ended Dec. 31,				Fiscal Year Ended Dec. 31,
($ in thousands)	2008	% of Total	2007	% of Total	2008	% of Total	2007	% of Total
International Flag
Crude Tankers	$71,800	74.9	$42,503	68.6	$508,367	83.0	$226,812	69.3
Product Carriers	17,413	18.2	10,214	16.5	69,577	11.4	57,669	17.6
Other	(667)	(0.7)	1,261	2.0	4,714	0.8	3,794	1.1
U.S.	7,334	7.6	7,956	12.9	29,203	4.8	39,374	12.0
Total Income from Vessel Operations	$95,880	100.0	$61,934	100.0	$611,861	100.0	$327,649	100.0

Reconciliations of income from vessel operations of the segments to income before income taxes as reported in the consolidated statements of operations follow:

	Three Months Ended Dec. 31,		Fiscal Year Ended Dec. 31,
($ in thousands)	2008	2007	2008	2007
Total income from vessel operations of all segments	$95,880	$61,934	$611,861	$327,649
General and administrative expenses	(39,839)	(32,831)	(144,063)	(127,211)
Impairment charges, net of gain on disposals	(177,820)	(106)	(122,612)	7,134
Consolidated income from vessel operations	(121,779)	28,997	345,186	207,572
Equity in income of affiliated companies	3,341	1,602	12,292	8,876
Other income/(expense)	4,097	8,999	(28,847)	75,434
Interest expense	(9,600)	(21,186)	(57,449)	(74,696)
Minority Interest	12,234	(1,049)	12,479	(1,049)
Income before federal income taxes	($111,707)	$17,363	$283,661	$216,137

CONSOLIDATED BALANCE SHEETS

($ in thousands)	Dec. 31, 2008	Dec. 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$343,609	$502,420
Voyage receivables	219,500	180,406
Federal income taxes recoverable	30,366	23,181
Other receivables	34,407	61,446
Inventories	6,627	9,195
Prepaid expenses and other current assets	43,780	28,105
Total Current Assets	678,289	804,753
Capital Construction Fund	48,681	151,174
Vessels and other property, less accumulated depreciation	2,683,147	2,691,005
Vessels under capital leases, less accumulated amortization	1,101	24,399
Vessels held for sale	53,975	-
Deferred drydock expenditures, net	79,837	81,619
Total Vessels, Deferred Drydock and Other Property	2,818,060	2,797,023
Investments in Affiliated Companies	98,620	131,905
Intangible Assets, less accumulated amortization	106,585	114,077
Goodwill	9,589	72,463
Other Assets	130,237	87,522
Total Assets	$3,890,061	$4,158,917
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable, sundry liabilities and accrued expenses	$167,615	$178,837
Current installments of long-term debt	26,231	26,058
Current obligations under capital leases	1,092	8,406
Total Current Liabilities	194,938	213,301
Long-term Debt	1,396,135	1,506,396
Obligations under Capital Leases	-	24,938
Deferred Gain on Sale and Leaseback of Vessels	143,948	182,076
Deferred Income Taxes and Other Liabilities	330,407	281,711
Minority Interest	101,766	132,470
Stockholders’ Equity	1,722,867	1,818,025
Total Liabilities and Stockholders' Equity	$3,890,061	$4,158,917

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)	Fiscal Year Ended Dec. 31,
	2008	2007
Cash Flows from Operating Activities:
Net income	$317,665	$211,310
Items included in net income not affecting cash flows:
Depreciation and amortization	189,163	185,499
Goodwill impairment charge	62,874	—
Loss on write-down of vessels	137,708	—
Amortization of deferred gain on sale and leasebacks	(47,971)	(47,303)
Minority Interest	(12,479)	1,049
Deferred compensation relating to restricted stock and stock option grants	12,674	9,519
Credit for deferred income taxes	(26,136)	(1,081)
Unrealized (gains)/losses on forward freight agreements and bunker swaps	(2,137)	2,010
Undistributed earnings of affiliated companies	(6,445)	5,110
Other – net	12,628	(1,899)
Items included in net income related to investing and financing activities:
(Gain)/loss on sale of securities – net	1,284	(41,173)
Gain on disposal of vessels	(77,970)	(7,134)
Payments for drydocking	(53,560)	(69,892)
Distributions from subsidiaries to minority owners	(9,660)	—
Increase in receivables	(16,043)	(50,039)
Net change in prepaid items and accounts payable, sundry liabilities and accrued expenses	(114,918)	(28,352)
Net cash provided by operating activities	366,677	167,624
Cash Flows from Investing Activities:
Purchases of marketable securities	(15,112)	—
Proceeds from sales of marketable securities	7,208	—
Expenditures for vessels	(608,271)	(545,078)
Withdrawals from Capital Construction Fund	105,700	175,950
Proceeds from disposal of vessels	461,872	224,019
Acquisition of Heidmar Lightering	—	(38,471)
Expenditures for other property	(10,809)	(15,864)
Investments in and advances to affiliated companies	(37,871)	(31,083)
Proceeds from disposal of investments in affiliated companies	—	194,706
Distributions from affiliated companies	20,148	—
Other – net	113	926
Net cash used in investing activities	(77,022)	(34,895)
Cash Flows from Financing Activities:
Net proceeds from sale of OSG America L.P. units	—	129,256
Purchases of treasury stock	(258,747)	(551,001)
Issuance of debt, net of issuance costs	77,812	261,000
Payments on debt and obligations under capital leases	(220,165)	(37,238)
Cash dividends paid	(44,856)	(38,038)
Issuance of common stock upon exercise of stock options	970	566
Other – net	(3,480)	(1,612)
Net cash used in financing activities	(448,466)	(237,067)
Net decrease in cash and cash equivalents	(158,811)	(104,338)
Cash and cash equivalents at beginning of year	502,420	606,758
Cash and cash equivalents at end of period	$343,609	$502,420

FLEET INFORMATION

As of December 31, 2008, OSG’s owned, operated and newbuild fleet totaled 154 International Flag and U.S. Flag vessels compared with 156 at December 31, 2007. Fifty-one percent, or 77 vessels, were owned as of December 31, 2008, with the remaining vessels bareboat or time chartered-in. Adjusted for OSG’s participation interest in joint ventures and chartered-in vessels, the fleet totaled 142 vessels. OSG’s newbuild program totaled 32 vessels (18 owned and 14 chartered-in) across its crude oil, product and U.S. Flag lines of business. A detailed fleet list and updates on vessels under construction can be found in the Fleet section on www.osg.com.

Vessel Type	Vessels Owned		Vessels Chartered-in		Total at Dec. 31, 2008
Operating Fleet	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
VLCC (including ULCC)	9	9.0	10	7.5	19	16.5	5,962,867
Suezmax	-	-	3	2.5	3	2.5	465,017
Aframax	4	4.0	16	11.0	20	15.0	2,195,837
Panamax	9	9.0	2	2.0	11	11.0	764,083
Lightering	2	2.0	3	2.0	5	4.0	441,772
International Flag Crude Tanker	24	24.0	34	25.0	58	49.0	9,829,576
Panamax (LR1)	4	4.0	1	1.0	5	5.0	364,323
Handysize[1] (MR)	10	10.0	23	23.0	33	33.0	1,482,555
International Flag Product Carrier	14	14.0	24	24.0	38	38.0	1,846,878
Car Carrier	1	1.0	-	-	1	1.0	16,101
Total Int’l Flag Operating Fleet	39	39.0	58	49.0	97	88.0	11,692,555
Handysize	5	5.0	5	5.0	10	10.0	461,127
ATB	7	7.0	-	-	7	7.0	204,150
Lightering:	4	4.0	-	-	4	4.0	152,770
Total U.S. Flag Operating Fleet[2]	16	16.0	5	5.0	21	21.0	818,047
LNG Fleet	4	2.0	-	-	4	2.0	864,800 cbm
TOTAL OPERATING FLEET	59	57.0	63	54.0	122	111.0	12,510,602
Newbuild/Conversion Fleet
International Flag
VLCC	3	3.0	-	-	3	3.0	893,000
FSO	2	1.5	-	-	2	1.5	883,548
Aframax	2	2.0	-	-	2	2.0	226,010
Panamax (LR1)	7	7.0	-	-	7	7.0	514,000
Handysize (MR)	2	2.0	6	6.0	8	8.0	390,350
Chemical Tanker	-	-	1	1.0	1	1.0	19,900
U.S. Flag
Product Carrier	-	-	7	7.0	7	7.0	327,705
Lightering ATB	2	2.0	-	-	2	2.0	91,112
TOTAL NEWBUILD FLEET	18	17.5	14	14.0	32	31.5	3,345,625
TOTAL OPERATING & NEWBUILD FLEET	77	74.5	77	68.0	154	142.5	15,856,227

1Includes two owned U.S. Flag Product Carriers that trade internationally with associated revenue included in the Product Carrier segment

2Overseas Integrity and OSG 300 were in layup as of December 31, 2008

Average Age of International Operating Fleet

The table below reflects the average age of the Company’s owned International Flag fleet compared with the world fleet.

Vessel Class	Average Age of OSG’s Owned Fleet at 12/31/08	Average Age of OSG’s Owned Fleet at 12/31/07	Average Age of World Fleet at 12/31/08*
VLCC (including ULCC)	8.1 years	7.0 years	8.4 years
Aframax	9.5 years	9.2 years	8.4 years
Panamax**	5.3 years	4.3 years	8.1 years
Handysize	6.4 years	6.2 years	8.6 years

*Source: Clarkson database as of January 1, 2009.

**Includes Panamax tankers that trade crude oil and refined petroleum products.

Off hire and Scheduled Drydock

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth actual days off hire for the fourth quarter of 2008 and anticipated days off hire for the above-mentioned events by class for 2009.

	Actual Days Off Hire	Projected Days Off Hire
	Q408	Q109	Q209	Q309	Q409
Trade – Crude Oil
VLCC	24	23	59	28	22
Suezmax	—	2	25	4	4
Aframax	—	71	45	25	12
Panamax	49	29	8	7	5
Trade – Refined Petroleum Products
Panamax	2	3	5	6	5
LR2	—	—	3	—	3
Handysize	32	79	136	78	41
Trade – U.S. Flag
Product Carrier	12	19	15	16	11
ATB	26	9	9	77	57
Other	8	3	2	4	—
Total	153	238	307	245	160

Excludes 112 days in the fourth quarter of 2008 that two U.S. Flag vessels, the Integrity and M300, were in layup.

APPENDIX 1 - RECONCILIATION TO NON-GAAP FINANCIAL INFORMATION

TCE Reconciliation

Reconciliations of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Dec. 31,		Fiscal Year Ended Dec. 31,
($ in thousands)	2008	2007	2008	2007
Time charter equivalent revenues	$348,703	$251,756	$1,545,385	$1,039,211
Add: Voyage Expenses	44,422	25,087	159,312	90,094
Shipping revenues	$393,125	$276,843	$1,704,697	$1,129,305

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

EBITDA Reconciliation

The following table shows reconciliations of net income, as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended Dec. 31,		Fiscal Year Ended Dec. 31,
($ in thousands)	2008	2007	2008	2007
Net income/(loss)	($79,545)	$21,037	$317,665	$211,310
(Credit)/provision for income taxes	(32,162)	(3,674)	(34,004)	4,827
Interest expense	9,600	21,186	57,449	74,696
Depreciation and amortization	47,821	50,374	189,163	185,499
EBITDA	($54,286)	$88,923	$530,273	$476,332

EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

APPENDIX 2 - CAPITAL EXPENDITURES

The following table presents information with respect to OSG’s capital expenditures for the three months and fiscal year ended December 31, 2008 and 2007:

	Three Months Ended Dec. 31,		Fiscal Year Ended Dec. 31,
($ in thousands)	2008	2007	2008	2007
Expenditures for vessels	$150,090	$147,689	$608,271	$545,078
Investments in and advances to affiliated companies	32,107	1,370	37,871	31,083
Payments for drydockings	12,828	16,916	53,560	69,892
	$195,025	$165,975	$699,702	$646,053

APPENDIX 3 -FIRST QUARTER 2009 TCE RATES

The Company has achieved the following average estimated TCE rates for the first quarter of 2009 for the percentage of days booked for vessels operating through February 13, 2009. The information is based in part on information provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs. In addition, information presented for VLCCs as fixed includes management’s expectations with respect to the synthetic time charters entered into by the Company.

		First Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 2/13/09	Open as of 2/13/09	Total	% Days Booked
Business Unit – Crude Oil
VLCC – Spot	$50,500	382	238	620	62%
VLCC – Fixed	$46,000	450	280	730	62%
Suezmax – Spot	$44,000	124	105	229	54%
Aframax – Spot	$37,500	573	432	1,005	57%
Aframax – Fixed	$41,000	306	—	306	100%
Aframax Lightering – Spot	$31,000	441	336	777	57%
Panamax – Spot	$31,000	337	267	604	56%
Panamax – Time	$28,000	447	—	447	100%
Business Unit – Refined Petroleum Products
Panamax – Spot	$29,000[1]	242	120	362	67%
Panamax – Time	$19,000	180	—	180	100%
Handysize – Spot	$21,000	765	410	1,176	65%
Handysize – Time	$20,000	1,714	—	1,714	100%
Business Unit – U.S. Flag
Product Carrier – Spot	$32,500	48	71	119	40%
Product Carrier – Time	$41,500	733	—	733	100%
ATB – Spot	$33,000	248	103	351	71%
ATB – Time	$31,500	360	—	360	100%

1 Includes one LR2 for 81 fixed days at $23,000/day.

APPENDIX 4 - 2009 FIXED TCE RATES

The following table shows average estimated TCE rates and associated days booked for 2009 as of February 13, 2009.

	Fixed Rates and Revenue Days as of 2/13/09
	Q209	Q309	Q409
Business Unit – Crude Oil
Aframax
Average TCE Rate	$41,500	$40,500	$29,500
Number of Revenue Days	246	169	36
Panamax[1]
Average TCE Rate	$27,500	$27,500	$27,000
Number of Revenue Days	344	276	230
Business Unit – Refined Petroleum Products
Panamax
Average TCE Rate	$19,000	$ —	$ —
Number of Revenue Days	93	—	—
Handysize
Average TCE Rate	$19,500	$21,500	$21,500
Number of Revenue Days	1,653	990	920
Business Unit – U.S. Flag
Product Carrier
Average TCE Rate	$44,000	$44,500	$45,500
Number of Revenue Days	670	736	827
ATB
Average TCE Rate	$31,500	$31,500	$32,000
Number of Revenue Days	364	368	337

1Includes one vessel on bareboat charter.

Due to the recent high volatility in both freight rates and bunker rates and due to short-term differences between pool earnings and FFA settlements, quarterly average synthetic TCE rates for VLCCs are not provided since actual TCE rates achieved for these synthetic time charters may differ, possibly substantially, from the expected rates.

# # #

EARNINGS CONFERENCE CALL INFORMATION

OSG has scheduled a conference call for today at 11:00 a.m. ET. Call-in information is (800) 762-8779 (domestic) and (480) 248-5081 (international). The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations Webcasts and Presentations section. Additionally, a replay of the call will be available by telephone until March 9, 2009; the number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international). The passcode for the replay is 3961182.

ABOUT OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, the outcome of negotiations with Aker and Bender, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, prospects for the growth of the OSG Gas transport business, estimated TCE rates and synthetic TCE rates achieved for 2009, projected drydock and repair schedule, timely delivery of newbuildings in accordance with contractual terms, credit risks of counterparties including charterers, suppliers and shipyards and the impact this may have on OSG and prospects of OSG’s strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2008 on Form 10-K.

CONTACT INFORMATION

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1634 or jschlueter@osg.com.